Exhibit 5.1

Our ref	JUH/694616-000001/8441377v1
Direct tel	+852 3690 7431
Email	juno.huang@maplesandcalder.com

Wowo Limited

3rd Floor, Chuangxin Building

No. 18 Xinxi Road, Haidian District, Beijing

People's Republic of China

August 19 2015

Dear Sirs

Wowo Limited (the "Company")

We have been asked to render this opinion in our capacity as counsel as to Cayman Islands law to the Company in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities And Exchange Commission, relating to the registration under the Securities Act of 1933, as amended, (the "Act") of an amount of 141,084,555 ordinary shares of a par value of US$0.00001 each in the authorised but unissued share capital of the Company (the "Shares") for issuance pursuant to the Company's Amended and Restated 2011 Share Incentive Plan (the "Plan").

We have reviewed the corporate authorisations of the Company in connection with the Plan and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and the resolutions adopted by the shareholders at the annual general meeting and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable.

In this opinion, the phrase "non-assessable" means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder
Maples and Calder